Exhibit 99.1

Green Plains Acquires Bartlett Cattle Company

OMAHA, Neb., Jul. 31, 2018 (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ:GPRE)  today announced that its subsidiary, Green Plains Cattle Company, has signed a definitive agreement to acquire two cattle-feeding operations from Bartlett Cattle Company LC for approximately $16 million, plus working capital. The transaction includes two feed yard operations located in Sublette, Kansas and Tulia, Texas with combined capacity of approximately 97,000 head, increasing Green Plains Cattle’s feeding operations to 355,000 head of capacity.

“Our success in cattle feeding over the last four years gives us confidence to continue growing in this area and adding the Bartlett cattle-feeding operations fits seamlessly into our protein growth strategy,” commented Todd Becker, president and chief executive officer of Green Plains. “Expanding our feeding operations by 38% strengthens our ability to further supply our internal demand for the distillers grains and corn oil we produce. This acquisition will be immediately accretive to our earnings in the third quarter and enhances our ability to deliver more stable and consistent earnings to our shareholders.”

The acquisition includes the purchase of working capital, comprised of cattle, grain and other inventories totaling approximately $109 million. The two feedlots consist of approximately 2,100 acres of land, grain storage and excellent water sources.

In conjunction with the close of the transaction, the company will be amending the Green Plains Cattle senior secured revolving credit facility, increasing the maximum commitment from $425 million to $500 million to fund the additional working capital requirements related to the Bartlett acquisition. The amended credit facility includes an accordion feature that enables the credit facility to be increased by up to $100 million with agent approval.

The transaction is expected to close Aug. 1, 2018.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol production, grain handling and storage, cattle feeding, food ingredients, and commodity marketing and logistics services. The company is one of the leading producers of ethanol in the world and, through its adjacent businesses, is focused on the production of high-protein feed ingredients and export growth opportunities. Green Plains owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.  Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,”  “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include risks related to Green Plains’ ability to realize the anticipated benefits of the feedlot acquisition and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Contact: Jim Stark, Vice President - Investor and Media Relations, Green Plains Inc. (402) 884-8700

###